Exhibit 99.1

Tesla Motors, Inc. – Second Quarter 2014 Shareholder Letter

•    Tesla and Panasonic announce Gigafactory agreement

•    Site preparation started in June for a potential Gigafactory location

•    Record Q2 Model S deliveries of 7,579 vehicles

•    Record Q2 Model S production of 8,763 vehicles

•    Net income of $16M and $0.11 EPS (non-GAAP), loss of $62M and $(0.50) EPS (GAAP)

•    New Model S/Model X assembly line planned to begin operation next week

•    On track for more than 35,000 deliveries in 2014

July 31, 2014

Dear Fellow Shareholders:

We have had an active first half of 2014, and the rest of the year is expected to be even busier. The development of our large-scale battery manufacturing facility, known as the Tesla Gigafactory, is proceeding well. We have formalized our agreement with Panasonic for cell manufacturing at the Gigafactory and remain on track with the site selection process. In addition, we are adding new production capacity at our Fremont factory that will allow us to meet the growing worldwide demand for our vehicles. The speed at which we are executing this capacity upgrade will allow us to exceed 35,000 Model S deliveries this year. Provided that we execute well and there are no serious macroeconomic shocks, Tesla’s annualized delivery rate should exceed 100,000 units by the end of next year.

Laying the Groundwork for Future Growth

Earlier today, Panasonic and Tesla entered into a formal agreement to partner on the Gigafactory. Panasonic will invest in production equipment that it will use to manufacture and supply Tesla with battery cells. Tesla will prepare and provide the land, buildings and utilities for the Gigafactory, invest in production equipment for battery module and pack production, and be responsible for the overall management of the Gigafactory. Additional Gigafactory partners for production of cell precursor materials will be announced in the coming months to create a fully integrated industrial complex. Processed ore from mines will enter by railcar on one side and finished battery packs will exit on the other.

In June, we broke ground just outside Reno, Nevada on a site that could potentially be the location for the Gigafactory. Consistent with our strategy to identify and break ground on multiple sites, we continue to evaluate other locations in Arizona, California, New Mexico and Texas. The final site for the first Gigafactory will be determined in the next few months, once we have full visibility and agreement on the relevant incentives and processes for enabling the Gigafactory to be fully operational to meet the timing for Model 3. We see these concurrent efforts as prudent. This vehicle will be our third-generation product and will substantially broaden the addressable market for Tesla, helping to accelerate the transition towards sustainable transportation. Any potentially duplicative investments are minor compared to the revenue that could be lost if the launch of Model 3 were affected by any delays at our primary Gigafactory site.

At the Fremont factory, we set a new record for vehicles produced this quarter, which came in tandem with substantial efforts underway to increase the factory’s capacity. Factory production reached 8,763 Model S vehicles during the quarter, up 16% from Q1. Recently, we have been producing about 800 cars per week. Panasonic’s increased cell production capacity in Japan has begun to reduce this critical constraint on vehicle production.

To increase manufacturing capacity further, we are building a new final assembly line and adding more automation to our body shop. With advancements in automation and efficiency, our new assembly line has the capacity to produce more than 1,000 vehicles per week and the flexibility to build both Model S and Model X. Production on the new line begins next week after a shutdown for the transition. As planned, the transition will result in about 2,000 fewer units being produced in Q3, while having no significant impact on scheduled customer deliveries. After a short ramp up period in Q3, we foresee average Q4 production of slightly more than 1,000 cars per week, enabling us to meet our 2014 delivery guidance of more than 35,000 vehicles.
Model S/Model X Final Assembly Line – Fremont

Expanding Model S Demand

At Tesla, we see a clear distinction between demand and deliveries. We measure demand by the number of cars that have been ordered. An order occurs when a customer selects their vehicle configuration and pays the nonrefundable cash deposit. Deliveries, on the other hand, are the fulfillment of those orders. The number of deliveries in a quarter is influenced by three main factors: our ability to increase production; the allocation of that production among our North American, European and Asian markets; and the need to fill the in-transit pipeline for future deliveries in each region. This quarter, for example, we delivered 7,579 Model S vehicles, slightly ahead of guidance and up by more than 17% sequentially. However, even though we increased both production and deliveries, average global delivery wait times increased because our production growth was unable to keep pace with increased demand.

Model S orders, and thus demand, continue to grow even in our most established markets. In both North America and Europe, Q2 Model S orders increased sequentially at a much faster rate than for the rest of the automotive industry. Accordingly, we believe these markets remain under-penetrated. We expect demand to continue to increase worldwide as we continue to grow our customer support infrastructure and broaden the appeal of our products, and as consumer awareness improves.

This year, we are doubling our total global addressable market by entering China and right hand drive (RHD) markets. Model S is off to a very encouraging start in China, especially considering that we are delivering cars only in the areas around Beijing, Shanghai, Shenzhen and recently Hangzhou where we can assure customers of service coverage. We are planning to launch service and deliveries in many additional cities in the upcoming months, including Chengdu and Guangzhou. China has almost 10 times as many cities with more than 1 million people compared to the United States, so we believe the opportunity is substantial.

RHD Model S is also being well received in the United Kingdom where it launched in June and in Hong Kong where it launched last week. Hong Kong is a unique market because Model S is exempt from registration tax that nearly doubles the cost of a comparable luxury car. We plan to begin RHD Model S deliveries in Japan and Australia later this year. Our customers have now driven the Model S for 394 million miles globally, saving nearly 18 million gallons of gasoline.

RHD Model S – United Kingdom

RHD Model S – Hong Kong	We continue to open stores and service centers worldwide to support our global expansion. For the rest of 2014, the rate of location openings will be fastest in China, followed by Europe, and then North America. We also continue to expand our Supercharging network, with the introduction of our Superchargers in Canada and a substantial increase in the rate of deployment in Europe and China. Globally, we just energized our 156th Supercharger, which makes our network both the largest and the most rapidly growing fast charging network in the world. We measure the network’s size by charging capacity because it represents the ability to displace petrol-powered with electricity powered miles. In June alone, the Supercharger network passed a milestone, delivering more than 1 GWh of energy to Model S vehicles in the month, representing 2.7 million miles of driving. Since inception, our customers have driven for free nearly 32 million Supercharged miles, the same distance as traveling to the moon and back, sixty-five times!

Development efforts remain on track for production of Model X in the spring of 2015. We anticipate having operational Alpha prototypes ready by next week in order to confirm design intent and Beta prototypes to be ready later this year.

Q2 Results

As usual, this letter includes both GAAP and non-GAAP financial information because we plan and manage our business using such non-GAAP information. Non-GAAP financials exclude stock-based compensation and non-cash interest expense, while adding back the deferred revenue and related costs for cars sold with a residual value guarantee or similar buy-back terms.

Non-GAAP revenue was $858 million for the quarter, up 55% from a year ago, while GAAP revenue was $769 million. Compared to Q1, the average selling price of Model S was stable. Automotive revenue for Q2 includes $23 million of powertrain sales to Daimler and Toyota, reflecting the start of production deliveries to Daimler for the Mercedes-Benz B Class Electric Drive and the wind down of sales to Toyota for the RAV4 EV.

This quarter, we started business leasing for Model S in the United States. We recognize revenue for leased vehicles over the term of the lease in both our GAAP and non-GAAP financials. By contrast, other automotive manufacturers recognize full revenue for the price of the vehicle even if that vehicle is eventually leased, because the vehicle is first sold to an independent dealer. To facilitate comparisons with other automakers, we have disclosed in our supplemental tables below that $16 million of aggregate sales value was related to the 158 vehicles leased to business customers in Q2. We expect to recognize this amount in revenues over the next few years. Additionally, our balance sheet disclosures summarize the cost of these operating lease vehicles, which we expect to recognize as cost of revenues over the same period.

During Q2, we achieved a non-GAAP automotive gross margin of 26.8%, and 26.9% on a GAAP basis. These results represent a 140 basis point improvement in non-GAAP automotive gross margin sequentially, excluding ZEV credits, and our warranty reserves are generally consistent with the prior quarter.

Research and development (R&D) expenses were $93 million on a non-GAAP basis and $108 million on a GAAP basis. Non-GAAP R&D expenses were up 37% from Q1 as Model X engineering work continues to accelerate and as we develop processes for capacity expansion.

Selling, general and administrative (SG&A) expenses were $117 million on a non-GAAP basis and $134 million on a GAAP basis. The 20% sequential increase in non-GAAP SG&A expenses was driven by the rapid pace of our global growth and by the expansion of our customer support infrastructure.

Q2 non-GAAP net income was $16 million, or $0.11 per share based on 140.9 million diluted shares, while Q2 GAAP net loss was $62 million or $(0.50) per share.

We had a $2 million net cash outflow from operations in Q2 primarily due to an $82 million increase in finished goods inventory from cars in transit to Europe and China and $15 million of cash used for leasing vehicles. Capital expenditures in the quarter totaled $176 million.

Cash at quarter end, including cash equivalents, increased to almost $2.7 billion, in part because our underwriters exercised the overallotment option on the Q1 convertible note financing, contributing an additional $267 million of cash in Q2.

Q3 & 2014 Outlook

We plan to produce about 9,000 cars in Q3. This target takes into account the effect of the two-week production shutdown related to the transition to the new final assembly line at the Fremont factory. If we had been able to avoid this production down time, we would have been able to forecast Q3 quarterly production at about 11,000 units. After considering our planned production and the need to have more vehicles in transit (including the new RHD models), we expect to be able to deliver about 7,800 Model S vehicles in Q3. Without the planned factory retooling shutdown, Q3 delivery expectations would have been approximately 9,500 vehicles.

We expect non-GAAP automotive gross margin in Q3 to be about consistent with the prior quarter. As manufacturing efficiencies and part costs continue to improve, we continue to anticipate a 28% non-GAAP automotive gross margin, excluding ZEV credits, by Q4 of this year. We expect to lease about 300 cars in North America during Q3, and much more in Q4.

Q3 operating expenses are expected to grow sequentially by about 20% for R&D and 15% for SG&A. Despite a higher count of leased vehicles, investments in R&D, and geographic expansion, we expect to be marginally profitable in Q3 on a non-GAAP basis. Based on our current stock price, we project between 141 million and 143 million diluted shares outstanding in Q3.

We plan to invest between $750 million and $950 million in 2014, an increase of $100 million from prior guidance. We continue to invest in additional production capacity, continued Model X and Model S development, Gigafactory construction, and further expansion of our sales, service, and Supercharger footprints. We have also chosen to slightly accelerate our investments in production capacity and the Gigafactory.

It will indeed be a busy second half of the year as we execute on the opportunities ahead.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

Webcast Information

Tesla will provide a live webcast of its second quarter 2014 financial results conference call beginning at 2:30 p.m. PT on July 31, 2014, at ir.teslamotors.com. This webcast will also be available for replay for approximately one year thereafter.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation, the change in fair value related to Tesla’s warrant liability, non-cash interest expense related to Tesla’s convertible senior notes as well as one-time expenses associated with the early repayment of the Department of Energy Loan. Non-GAAP financial measures also exclude the impact of lease accounting on revenues and cost of revenues associated with Model S deliveries with the resale value guarantee or similar buy-back terms, as this perspective is useful in understanding the underlying cash flow activity and timing of vehicle deliveries. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Forward-Looking Statements

Certain statements in this shareholder letter, including statements in the “Q3 & 2014 Outlook” section; statements regarding gross margin expansion and profitability; statements relating to the progress Tesla is making with respect to product development, including Model X development and launch plans; the timing and pace of production and delivery expansion for Model S, including the production volume, rate, and ramp expectation of our new production lines; growth and demand, in particular in China; right hand drive market launch expectations; the ability to achieve vehicle demand, volume, production, revenue, leasing, gross margin, spending, and profitability targets; future store, service center and Tesla Supercharger openings and expansion plans; and Tesla Gigafactory timing, site location, partnerships, plans and output expectations, including those related to Model 3 and the ability for us to conclude future agreements with Gigafactory partners, including Panasonic, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: Tesla’s future success depends on its ability to design and achieve market acceptance of Model S and other new vehicle models, specifically Model X and Model 3; the risk of delays in the manufacture, production and delivery of Model S vehicles or the development, production and delivery of Model X vehicles; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Daimler, Toyota and Panasonic; potential difficulties in finding and finalizing details for the first Tesla Gigafactory site, obtaining permits and incentives, negotiating terms with technology, materials and other partners for Gigafactory, and maintaining Gigafactory implementation schedules, output and costs estimates; and Tesla’s ability to execute on its retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on May 9, 2014. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Press Contact:
Jeff Evanson	Simon Sproule
Investor Relations – Tesla	Communications – Tesla
ir@teslamotors.com	press@teslamotors.com

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2014	Mar 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues
Automotive sales (1A)	$768,242	$618,811	$401,535	$1,387,053	$956,738
Development services	1,107	1,731	3,604	2,838	10,193

Total revenues	769,349	620,542	405,139	1,389,891	966,931

Cost of revenues
Automotive sales (1B)	554,104	462,471	303,599	1,016,575	765,417
Development services	2,250	2,943	1,057	5,193	4,711

Total cost of revenues (2)	556,354	465,414	304,656	1,021,768	770,128

Gross profit	212,995	155,128	100,483	368,123	196,803
Operating expenses
Research and development (2)	107,717	81,544	52,312	189,261	107,171
Selling, general and administrative (2)	134,031	117,551	59,963	251,582	107,008

Total operating expenses	241,748	199,095	112,275	440,843	214,179

Loss from operations	(28,753)	(43,967)	(11,792)	(72,720)	(17,376)
Interest income	467	141	39	608	49
Interest expense	(31,238)	(11,883)	(20,116)	(43,121)	(20,234)
Other income (expense), net (3)	(1,228)	6,718	1,668	5,490	18,759

Loss before income taxes	(60,752)	(48,991)	(30,201)	(109,743)	(18,802)
Provision for income taxes	1,150	809	301	1,959	452

Net loss	$(61,902)	$(49,800)	$(30,502)	$(111,702)	$(19,254)

Net loss per common share, basic and diluted	$(0.50)	$(0.40)	$(0.26)	$(0.90)	$(0.17)

Shares used in per share calculation, basic and diluted	124,250	123,473	118,194	123,864	116,462

Notes:

(1)	Due to the application of lease accounting for Model S vehicles with the resale value guarantee or similar buy-back terms, the following is supplemental information for the periods presented:

(A) Net increase in deferred revenue and other long-term liabilities as a result of lease accounting and therefore not recognized in automotive sales	$88,162	$92,506	$146,812	$180,668	$146,812

(B) Net increase in operating lease vehicles as a result of lease accounting and therefore not recognized in automotive cost of sales	$68,752	$69,743	$123,919	$138,495	$123,919

Under lease accounting, warranty costs are expensed as incurred instead of accrued at the time of sale.

(2)	Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$3,912	$3,106	$1,063	$7,018	$2,599
Research and development	14,822	13,545	8,565	28,367	16,209
Selling, general and administrative	17,049	20,387	9,631	37,436	15,319

Total stock-based compensation expense	$35,783	$37,038	$19,259	$72,821	$34,127

(3)     Other income, net, for the six months ended June 30, 2013 includes the gain from the elimination of the $10.7 million Department of Energy (DoE) common stock warrant liability. Other income, net, for the three months ended March 31, 2014 and the six months ended June 30, 2014 include a $6.7 million favorable foreign currency exchange impact.

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2014	Dec 31, 2013
Assets
Cash and cash equivalents	$2,674,910	$845,889
Restricted cash and marketable securities - current	11,714	3,012
Accounts receivable	96,607	49,109
Inventory	596,927	340,355
Prepaid expenses and other current assets	61,536	27,574
Operating lease vehicles, net (1)	531,226	382,425
Property and equipment, net	1,035,822	738,494
Restricted cash - noncurrent	7,247	6,435
Other assets	38,475	23,637

Total assets	$5,054,464	$2,416,930

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$604,985	$412,221
Deferred revenue (2)	374,416	273,062
Customer deposits	228,017	163,153
Capital lease obligations	23,799	20,577
Long-term debt	2,360,736	586,301
Other long-term liabilities (3)	444,095	294,495

Total liabilities	4,036,048	1,749,809
Mezzanine equity (4)	66,083	—
Stockholders’ equity	952,333	667,121

Total liabilities and stockholders’ equity	$5,054,464	$2,416,930

Notes:

(1)     Includes the following increase in operating lease vehicles related to deliveries of Model S and subject to lease accounting, net of depreciation recognized in automotive cost of sales, for the following periods:

Resale value guarantee program (and other vehicles with similar buy-back terms)
Beginning balance	$376,979	$—
First quarter	69,743	—
Second quarter	68,752	123,919
Third quarter		138,839
Fourth quarter		114,221

Ending balance	$515,474	$376,979

Model S leasing program
Beginning balance	$—
First quarter	—
Second quarter	11,214
Third quarter
Fourth quarter

Ending balance	$11,214

(2)     Includes the following increase in deferred revenue related to deliveries of Model S with the resale value guarantee or similar buy-back terms and subject to lease accounting, net of revenue amortized to automotive sales, for the following periods:

Beginning balance	$227,868	$—
First quarter	38,188	—
Second quarter	33,586	74,455
Third quarter		84,577
Fourth quarter		68,836

Ending balance	$299,642	$227,868

(3)     Includes the following increase in other long-term liabilities related to deliveries of Model S with the resale value guarantee or similar buy-back terms and subject to lease accounting for the following periods:

Beginning balance	$236,298	$—
First quarter	54,318	—
Second quarter	54,575	72,357
Third quarter		86,652
Fourth quarter		77,289

Ending balance	$345,191	$236,298

(4)	Our common stock price exceeded the conversion threshold price of our convertible senior notes due 2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes are convertible at the holder’s option during the third quarter of 2014. As such, the carrying value of the 2018 Notes was classified as a current liability as of June 30, 2014 and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity on our condensed consolidated balance sheet as of June 30, 2014.

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	June 30, 2014	Mar 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Selected Cash Flow Information
Cash flows provided by (used in) operating activities (1)	$(1,662)	$58,723	$(36,351)	$57,061	$28,781
Cash flows provided by (used in) investing activities	2,610	(329,180)	(27,174)	(326,570)	(82,410)
Cash flows provided by financing activities	281,491	1,816,560	597,007	2,098,051	600,691

Other Selected Financial Information
Cash flows provided by (used in) operating activities (1)	$(1,662)	$58,723	$(36,351)	$57,061	$28,781
Capital expenditures	(175,685)	(141,364)	(40,514)	(317,049)	(98,242)

Free cash flow (cash flow from operations plus capital expenditures) (1)	$(177,347)	$(82,641)	$(76,865)	$(259,988)	$(69,461)

Depreciation and amortization	$54,715	$44,268	$22,199	$98,983	$40,048

	June 30, 2014	Mar 31, 2014	June 30, 2013
Cash and Investments
Cash and cash equivalents	$2,674,910	$2,393,908	$746,057
Short-term marketable securities	—	189,111	—
Restricted cash and marketable securities - current	11,714	1,049	1,362
Restricted cash - noncurrent	7,247	7,102	7,059

(1)     During the three months ended June 30, 2014, we began separately presenting the effect of exchange rate changes on our cash and cash equivalents in our condensed consolidated statement of cash flows due to our growing operations in foreign currency environments. Prior period amounts have been reclassified to conform to the current period presentation.

Supplemental Model S Leasing Program Information (in thousands, except for vehicle deliveries)
	Three Months Ended			Six Months Ended
	June 30, 2014			June 30, 2014
Vehicles delivered	158			158
Average per unit price of vehicles delivered	$102			$102

Aggregate value of vehicles delivered (1)	$16,046			$16,046

Leasing revenue recognized for current period deliveries	$170			$170

(1)	Aggregate value is the product of multiplying vehicles delivered by the average per unit price of vehicles delivered

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2014	Mar 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net loss (GAAP)	$(61,902)	$(49,800)	$(30,502)	$(111,702)	$(19,254)
Stock-based compensation expense	35,783	37,038	19,259	72,821	34,127
Change in fair value of warrant liability	—	—	—	—	(10,692)
Non-cash interest expense related to convertible notes	23,639	8,393	1,791	32,032	1,791
Early extinguishment of DoE loans	—	—	16,386	—	16,386

Net income (loss) (Non-GAAP) including lease accounting	(2,480)	(4,369)	6,934	(6,849)	22,358

Model S gross profit deferred due to lease accounting (1)(2)	18,607	21,384	19,349	39,991	19,349

Net income (loss) (Non-GAAP)	$16,127	$17,015	$26,284	$33,142	$41,708

Net loss per share, basic (GAAP)	$(0.50)	$(0.40)	$(0.26)	$(0.90)	$(0.17)
Stock-based compensation expense	0.29	0.30	0.16	0.59	0.29
Change in fair value of warrant liability	—	—	—	—	(0.09)
Non-cash interest expense related to convertible notes	0.19	0.07	0.02	0.26	0.02
Early extinguishment of DoE loans	—	—	0.14	—	0.14
Model S gross profit deferred due to lease accounting (1)(2)	0.15	0.17	0.16	0.32	0.17

Net income per share, basic (Non-GAAP)	$0.13	$0.14	$0.22	$0.27	$0.36

Shares used in per share calculation, basic (GAAP and Non-GAAP)	124,250	123,473	118,194	123,864	116,462

Net loss per share, diluted (GAAP)	$(0.44)	$(0.36)	$(0.23)	$(0.79)	$(0.15)
Stock-based compensation expense	0.25	0.26	0.15	0.52	0.27
Change in fair value of warrant liability	—	—	—	—	(0.08)
Non-cash interest expense related to convertible notes	0.17	0.07	0.01	0.23	0.01
Early extinguishment of DoE loans	—	—	0.13	—	0.13

Net income (loss) (Non-GAAP) including lease accounting	(0.02)	(0.03)	0.05	(0.04)	0.18

Model S gross profit deferred due to lease accounting (1)(2)	0.13	0.15	0.15	0.28	0.15

Net income per share, diluted (Non-GAAP)	$0.11	$0.12	$0.20	$0.24	$0.33

Shares used in per share calculation, diluted (Non-GAAP)	140,948	140,221	130,503	140,641	127,035

(1)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $3.4 million, $2.1 million and $4.0 million is included for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively. For the six months ended June 30, 2014 and 2013, an estimated incremental warranty reserve of $5.5 million and $4.0 million is included, respectively. Additionally, stock-based compensation of $0.7 million, $0.7 million and $0.5 million is excluded for non-GAAP purposes for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively. For the six months ended June 30, 2014 and 2013, stock-based compensation of $1.4 million and $0.5 million is excluded, respectively.

(2)	Includes deliveries of Model S with the resale value guarantee or similar buy-back terms and not deliveries under the Model S leasing program.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2014	Mar 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Revenues (GAAP)	$769,349	$620,542	$405,139	$1,389,891	$966,931
Model S revenue deferred due to lease accounting (2)	88,162	92,506	146,812	180,668	146,812

Revenues (Non-GAAP)	$857,511	$713,048	$551,951	$1,570,559	$1,113,743

Gross profit (GAAP)	$212,995	$155,128	$100,483	$368,123	$196,803
Model S gross profit deferred due to lease accounting (1)(2)	18,607	21,384	19,349	39,991	19,349
Stock-based compensation expense	3,912	3,106	1,063	7,018	2,599

Gross profit (Non-GAAP)	$235,514	$179,618	$120,895	$415,132	$218,751

Research and development expenses (GAAP)	$107,717	$81,544	$52,312	$189,261	$107,171
Stock-based compensation expense	(14,822)	(13,545)	(8,565)	(28,367)	(16,209)

Research and development expenses (Non-GAAP)	$92,895	$67,999	$43,747	$160,894	$90,962

Selling, general and administrative expenses (GAAP)	$134,031	$117,551	$59,963	$251,582	$107,008
Stock-based compensation expense	(17,049)	(20,387)	(9,631)	(37,436)	(15,319)

Selling, general and administrative expenses (Non-GAAP)	$116,982	$97,164	$50,332	$214,145	$91,689

(1)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $3.4 million, $2.1 million and $4.0 million is included for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively. For the six months ended June 30, 2014 and 2013, an estimated incremental warranty reserve of $5.5 million and $4.0 million is included, respectively. Additionally, stock-based compensation of $0.7 million, $0.7 million and $0.5 million is excluded for non-GAAP purposes for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively. For the six months ended June 30, 2014 and 2013, stock-based compensation of $1.4 million and $0.5 million is excluded, respectively.

(2)	Includes deliveries of Model S with the resale value guarantee or similar buy-back terms and not deliveries under the Model S leasing program.